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                                                                  EXHIBIT (4.6)


                        MODIFICATION TO CREDIT AGREEMENT

         This Modification to Credit Agreement (this "Modification") dated the 3rd day of March, 2000 (this "Modification"), is made by and between WALL STREET DELI, INC., a Delaware corporation ("Borrower") and AMSOUTH BANK, an Alabama banking corporation ("Lender").

                                    RECITALS

         A. Borrower and Lender have heretofore entered into that certain Credit Agreement dated as of June 19, 1996, as amended by that certain Amended and Restated Credit Agreement dated February 2, 1999, that certain Modification to Credit Agreement dated October 25, 1999, that certain Modification to Credit Agreement dated October 29, 1999, that certain Modification to Credit Agreement dated November 30, 1999, and that certain Modification to Credit Agreement dated January 27, 2000 (the "Credit Agreement") pursuant to which the Lender agreed to make available to the Borrower a credit facility in the original maximum principal amount of $4,000,000 as evidenced by that certain Master Note from Borrower to Lender dated December 26, 1996, as amended by that certain Amended and Restated Master Note dated February 1, 1999, and that certain Note Modification Agreement dated October 25, 1999 (the "Note"). The Credit Agreement and Note shall hereinafter collectively be referred to as the "Credit Documents"). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Credit Documents.

         B. Certain Events of Default have occurred under Section 6.1(d) of the Credit Agreement in that the Borrower has defaulted in the performance of the Tangible Net Worth Financial Covenant in Section 5.15(a) and the Debt Service Coverage Ratio Financial Covenant in Section 5.15(c) of the Credit Agreement.

         C. Borrower has requested and Lender has agreed to extend the Termination Date from February 29, 2000, to October 31, 2000, and to waive the Events of Default enumerated in recital paragraph B above. As one of the conditions of the waiver of the said Covenants, Lender requires the Borrower modification of the Credit Agreement pursuant to the terms and conditions as set forth herein.

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing Recitals and other good and valuable consideration, the Borrower and Lender agree as follows:


         1.       The Recitals herein are true and correct.

         2.       The Credit Agreement is hereby amended by deleting Section
1.2 (aj) in its entirety and inserting in lieu thereof the following:

                  (a) TERMINATION DATE means October 31, 2000, the maturity date of the Obligations, as such date may be extended from time to time pursuant to Section 2.5 or accelerated pursuant to Section 6.2.


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         3.       The Credit Agreement is hereby amended by deleting 2.3 (a) in its entirety and inserting in lieu thereof the following:

                  (a) The Note shall bear interest on the unpaid principal balance of the amount advanced thereunder from the date advanced until payment in full at the rate of two percentage points (200 basis points) in excess of the Prime Rate per annum. All such accrued and unpaid interest shall be payable monthly on the first day of each month in each year, commending March 1, 2000, and until payment in full. Interest will be computed on an Annual/360 Day Basis. Any change in the interest rate on the Note because of a change in the Prime Rate shall take effect on the effective date of such change in the Prime Rate as announced to the Lender without notice to the Borrower and without any further action by the Lender. Notwithstanding the foregoing, at such time as Borrower has provided evidence satisfactory to Lender that the Borrower has achieved and maintained a Current Ratio (as hereinafter defined) of greater than 1.0 to 1.0 for a period of at least one fiscal quarter, the interest rate in the Note shall be decreased to a rate equal to one percentage point (100 basis points) in excess of the Prime Rate per annum. In the event that the Current Ratio falls below 1.0 to 1.0 for any fiscal quarter after such a decrease in the interest rate, the interest rate in the Note shall be increased to the rate of two percentage points (200 basis points) in excess of the Prime Rate per annum.

         4. The Credit Agreement is hereby amended by deleting Section 5.15(a) in its entirety and inserting in lieu thereof the following:

                  (a) TANGIBLE NET WORTH. Not permit its tangible Net Worth to be at any time less than $8,500,000, determined on a quarterly basis.

         5. The Credit Agreement is hereby amended by deleting Section 5.15(b) in its entirety and inserting in lieu thereof the following:

                  (b) CAPITAL EXPENDITURES. Not make in the aggregate in any consecutive four fiscal quarters Capital Expenditures that exceed $4,000,000.

         6. The Credit Agreement is hereby amended by deleting Section 5.15(c) in its entirety and inserting in lieu thereof the following:

                  (c) DEBT SERVICE COVERAGE RATIO. Not permit its ratio of Net Income Available for Debt Service for any four consecutive fiscal quarters to (i) Interest Expense and Operating Lease Payments for such period plus (ii) Principal Maturities for the next succeeding four fiscal quarters following the date of determination plus (iii) 20% of the outstanding Obligations as of the date of determination to be less than 2.0 to 1.0 at any time. Debt Service Coverage Ratio shall be tested each fiscal quarter commencing July 1,2000.

         7. The Credit Agreement is hereby amended by adding the following as Section 5.15(o) thereto:

                  CURRENT RATIO. Maintain at all times a Current Ratio of at least 0.65 to 1.0. As used herein, "Current Ratio" shall mean the ratio of (a) Current Assets to (b) Current Liabilities. Current Ratio shall be tested each fiscal quarter. As used herein, "Current Assets" shall mean, at any date, the amount which, in conformity with GAAP consistent with the 1999 presentation,


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                  would be set forth opposite the caption "total current
                  assets" (or any like caption) on Borrower's balance sheet. As used herein "Current Liabilities" shall mean, at any date, the amount which, in conformity with GAAP consistent with the 1999 presentation, would be set forth opposite the caption "total current liabilities" (or any like caption) on Borrowers balance sheet.

         8. The Credit Agreement is hereby amended by adding the following as Section 5.15(p) thereto:

                  EBITDA. Not permit EBITDA to be less than $1,600,000 for any period of four consecutive fiscal quarters. EBITDA shall be tested each quarter commencing July 1, 2000. As used herein, "EBITDA" shall mean Borrower's earnings before interest, taxes, depreciation, amortization and non-cash charges arising from SFAS 121 (Impairment of Long Term Assets).

         9. The Credit Agreement is hereby amended by adding the following as Section 5.15(q) thereto:

                  RATIO OF EBITDA TO DEBT. Maintain a ratio of EBITDA to total Debt of Borrower of at least 0.25 to 1.0 at all times. The ratio of EBITDA to Debt shall be tested each fiscal quarter commencing July 1, 2000.

         10. Borrower also agrees to pay the Lender a $6,000.00 renewal and modification fee and to directly pay and reimburse the Lender for all expenses, including the reasonable fees and expenses of legal counsel, incurred by the Lender in connection with the preparation of the documentation to evidence this Modification.

         11. Borrower represents and warrants to the Lender that all representations and warranties given by the Borrower to the Lender in Article III of the Credit Agreement are true and correct as of the date hereof, except to the extent affected by this Modification.

         12. Except as herein modified, the Credit Agreement shall remain in full force and effect, and the Credit Agreement as so modified, is hereby ratified and affirmed in all respects. The Borrower confirms that it has no offsets or defenses with respect to its obligations pursuant to the Credit Agreement, as herein modified, and represents that this Modification has been duly authorized, executed and delivered pursuant to all necessary action of the Borrower.

         13. This Modification shall inure to the benefit of and be binding upon the parties hereto, and their respective successors and assignors.

         14. This Modification may be executed in counterparts, each of which shall be an original, but all of which when taken together shall constitute one and the same instrument.

         15. The Borrower irrevocably (a) acknowledges that this Modification will be accepted by the Lender and performed by the Borrower in the State of Alabama; (b) submits to the jurisdiction of each state or federal court sitting in Jefferson County, Alabama (collectively, the "Courts") over any suit, action or proceeding arising out of or relating to this Modification or any of the other Credit Documents (an "Action"); (c) waives, to the fullest extent permitted bylaw, any objection or defense that the Borrower may now or hereafter have based on improper venue, lack of personal jurisdiction, inconvenience of forum or any similar matter in any Action brought in any of the Courts; (d) agrees that final judgment in any Action brought in any


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of the Courts shall be conclusive and binding upon the Borrower and may be enforced in any other court to the jurisdiction of which the Borrower is subject, by a suit upon such judgment; (e) consents to the service of process on the Borrower in any Action by the mailing of a copy thereof by registered or certified mail, postage prepaid, to the Borrower at the Borrower's address designated in or pursuant to Section 7.1; (f) agrees that service in accordance with Section 7.14(e) of the Credit Amendment shall in every respect be effective and binding on the Borrower to the same extent as though served on the Borrower in person by a person duly authorized to serve such process; and
(g) AGREES THAT THE PROVISIONS OF THIS PARAGRAPH, EVEN IF FOUND NOT TO BE STRICTLY ENFORCEABLE BY ANY COURT, SHALL CONSTITUTE "FAIR WARNING" TO THE BORROWER THAT THE EXECUTION OF THIS MODIFICATION MAY SUBJECT THE BORROWER TO THE JURISDICTION OF EACH STATE OR FEDERAL COURT SITTING IN JEFFERSON COUNTY, ALABAMA WITH RESPECT TO ANY ACTIONS, AND THAT IT IS FORESEEABLE BY THE BORROWER THAT THE BORROWER MAY BE SUBJECTED TO THE JURISDICTION OF SUCH COURTS AND MAY BE SUED IN THE STATE OF ALABAMA IN ANY ACTIONS. Nothing in this Paragraph shall limit or restrict the Lender's right to serve process or bring ACTIONS in courts otherwise than as herein provided.

         16. The exercise by the Lender of any option given to it under the Credit Agreement shall not constitute a waiver of the right to exercise any other option. No failure or delay on the part of the Lender in exercising any right, power or remedy under the Credit Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any further exercise thereof or the exercise of any other right, power or remedy.

         17. This Modification shall inure to the benefit of and be binding upon the parties hereto and their respective successor and assigns.

         18. Inapplicability or unenforceability of any provisions of this Modification shall not limit or impair the operation or the validity of any other provision of this Modification.

         IN WITNESS WHEREOF, the parties have caused this Modification to be duly executed under seal as of the day and year first above written.

                           BORROWER:

                           WALL STREET DELI, INC., a Delaware corporation

                           By:    /s/    Jeffrey V. Kaufman
                              -------------------------------------------------
                                 Printed Name:  Jeffrey V. Kaufman
                                 Title:  Chief Executive Officer
                                                         [Affix corporate seal]

                                 Attest:     /s/   Thomas J. Sandeman
                                        ---------------------------------------
                                         Printed Name:  Thomas J. Sandeman
                                         Title:  Chief Financial Officer

                                                         [Affix corporate seal]


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STATE OF ALABAMA)
COUNTY OF JEFFERSON  )

         I, the undersigned, a Notary Public in and for said County, in said State, hereby certify that Jeffrey V. Kaufman whose name as CEO of Wall Street Deli, Inc., a Delaware corporation, is signed to the foregoing instrument, and who is known to me, acknowledged before me on this day that, being informed of the contents of the instrument. s/he, as such officer and with full authority, executed the same voluntarily on the day the same bears date.

         Given under my hand and official seal, this 3rd day of March, 2000.

                                   /s/   Denise A. Mitchell
                                 ----------------------------------------------
                                 Notary Public
                                 My commission expires: Notary Public State of Alabama at Large My Commission Expires: Feb 4, 2004 bonded thru Notary Public Underwriters


                          LENDER:

                          AMSOUTH BANK, an Alabama banking corporation

                          By:    /s/  Darlene E. Chandler
                             --------------------------------------------------
                                 Printed Name:  Darlene E. Chandler
                                 Title:  Vice President

STATE OF ALABAMA)
COUNTY OF JEFFERSON    )

         I, the undersigned, a Notary Public in and for said County, in said State, hereby certify that Darlene E. Chandler , whose name as Vice President of AmSouth Bank, an Alabama banking corporation, is signed to the foregoing instrument, and who is known to me, acknowledged before me on this day that. being informed of the contents of the instrument, s/he, as such officer and with full authority, executed the same voluntarily On the day the same bears date.

         Given under my hand and official seal, this 8 day of March, 2000.


                                      /s/   Patricia Mason
                                  ---------------------------------------
                                  Notary Public
                                  My commission expires: 4/13/2003


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